                                                                        (8)(p)

                               SERVICE AGREEMENT
                                     CLASS S

         AGREEMENT dated as of April 30, 2003, between Fred Alger & Company, Incorporated ("Alger"), as principal underwriter for the Portfolio(s) of The Alger American Fund (the "Fund") listed on Schedule A hereto (the "Portfolio" or "Portfolios"), and New York Life Insurance & Annuity Corporation (the "Company"), a life insurance company that uses Class S shares of one or more Portfolios as investment vehicles for its separate account or accounts set forth on Schedule A (the "Account" or "Accounts").

         WHEREAS, each of the Portfolios has adopted a plan pursuant to Rule 12b-1 under the Investment Company act of 1940 providing, inter alia, for payments to Alger out of the assets of the Portfolio allocated to its outstanding Class S shares for distribution of Class S shares and services to Class S shareholders (each, a "12b-1 Plan"); and

         WHEREAS, Alger contemplates using all or part of such payments to compensate insurance companies and service providers of qualified pension plans for distribution assistance and shareholder services with respect to Class S shares; and

         WHEREAS, the Company is willing to provide such assistance and services with respect to Class S shares held by the Accounts;

         NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

  1.     Services Provided

         The Company agrees to provide services to holders of its variable life insurance policies and/or variable annuity contracts investing through an Account or Accounts in Class S shares of a Portfolio ("Contracts"; "Contractholders"), such as responding to Contractholder inquiries, receiving and answering Contractholder correspondence and providing Contractholder-level recordkeeping and administrative services, and to provide assistance in distributing Class S shares of the Portfolio(s), such as printing and distributing disclosure, educational or sales and promotional materials to prospective Contractholder and compensating agents.

  2.     Payment of Expenses

         As compensation for such services and assistance, Alger agrees to pay the Company a quarterly fee at an annual rate of 0.25% of the average daily nets assets of the Portfolio(s) attributable to Contracts investing in Class S shares, provided, however, that Alger may reduce such rate with respect to a Portfolio in the event of a proportional reduction of the rate payable under the Portfolio's 12b-1 Plan. In addition to the foregoing payments, which are indirectly provided by the Portfolio(s) under the 12b-1 Plan(s), Alger agrees to pay the Company, out of Alger's own resources, an additional quarterly fee at an annual rate of ____% of the average daily net assets of the first $1 billion invested in the

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         Portfolio(s) attributable to the Contracts investing in Class S shares and ____% of all assets in excess of $1 billion.

  3.     Term of Agreement

         This Agreement shall continue in effect with respect to a Portfolio for as long as Alger or its successor(s) in interest remains principal underwriter to the Portfolio and Class S shares of the Portfolio are held by any Account provided, however, that either party may terminate this Agreement upon a material breach of the Agreement that remains uncured for 60 days after written notice by the by the terminating party and provided, further, that Alger may terminate this Agreement with respect to a Portfolio by written notice upon termination of the Portfolio's 12b-1 Plan.

  4.     Indemnification

         a) The Company agrees to indemnify Alger, the Fund, and their officers, directors, trustees and affiliates from any loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company under this Agreement, except to the extent that such loss, liability or expense is the result of willful misfeasance, bad faith or gross negligence on the part of Alger or occurs by reason of reckless disregard by Alger of its duties under this Agreement.

         b) Alger agrees to indemnify the Company and its officers, directors and affiliates from any loss, liability and expense resulting from the gross negligence or willful wrongful act of Alger under this Agreement, except to the extent that such loss, liability or expense is the result of willful misfeasance, bad faith or gross negligence on the part of the Company or occurs by reason of reckless disregard by the Company of its duties under this Agreement.

  5.     Notice

         Notices and communications required or permitted hereby will be given to the following persons at the following addressees and facsimile numbers or such other persons, addresses or facsimile numbers as may be subsequently provided in writing:

         Fred Alger & Company, Incorporated    New York Life Insurance & Annuity
         30 Montgomery Street                  Individual Annuity Department
         Jersey City, NJ 07302                 51 Madison Avenue
         Fax: (201) 451-8768                   New York, NY 10010
         Attn: Gregory S. Duch                 Attn: Olga Jaureguilorda

         Fred Alger Management, Inc.
         111 Fifth Avenue
         New York, NY 10003
         Fax: (212) 806-2940
         Attn: Ray Pfeister

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  6.     Assignment

         Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party thereto.

  7.     Severability

         If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

  8.     Rights Cumulative

         The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

  9.     Amendment

         This Agreement or Schedule A may be amended or modified in whole or in part only by a writing executed by both parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers signing below.

                                 FRED ALGER & COMPANY, INCORPORATED

                                 By:__________________________
                                     Name_____________________
                                     Title: __________________

                                 New York Life Insurance and Annuity Corporation

                                 By:__________________________
                                     Name: Robert D. Rock
                                     Title: Senior Vice President

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                                   SCHEDULE A

                  Account(s):                                                    Portfolio(s):
                  -----------                                                    -------------
NYLIAC Variable Annuity Separate Account - III                  -   Alger American Small Capitalization Portfolio
(established November 30, 1994)                                     (Class S)